Exhibit 23.3

Consent Letter

November 12, 2026

To:

Haoxi Health Technology Limited (the “Company”)

Room 801, Tower C, Floor 8, Building 103, Huizhongli, Chaoyang District

Beijing, China

We consent to the references to our firm’s name and to all references made to us in the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended). We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Sino Pro Law Firm
Sino Pro Law Firm